Exhibit 8.2

KIRKLAND & ELLIS

PARTNERSHIP INCLUDING PROFESSIONAL CORPORATIONS

200 East Randolph Drive Chicago, Illinois 60601

To Call Writer Directly:	(312) 861-2000	Facsimile:

(312) 861-2000		(312) 861-2200

August 28, 2002

PayPal, Inc.
303 Bryant Street
Mountain View, California 94041

         Subject: Tax Opinion of Kirkland & Ellis

Ladies and Gentlemen :

                  We have acted as tax counsel to PayPal, Inc., a Delaware corporation (“PayPal”), in connection with the merger (the “Merger”) of Vaquita Acquisition Corp. (“Merger Sub”), a newly formed and direct, wholly owned subsidiary of eBay, Inc. (“eBay”), with and into Paypal, pursuant to the Agreement and Plan of Merger, dated as of July 7, 2002, by and among Paypal, eBay and Merger Sub (the “Merger Agreement”). We render this opinion to you in connection with the registration of the common stock of eBay to be issued in connection with the Merger. Unless otherwise indicated, capitalized terms used herein have the meanings given to such terms in the Merger Agreement.

                  For purposes of this opinion, we have reviewed the Merger Agreement and such other documents and matters of law and fact as we have considered necessary or appropriate, and we have assumed with your consent that:

(i) the Merger will be completed in the manner set forth in the Merger Agreement and in the Registration Statement on Form S-4 of eBay to which this opinion is filed as an exhibit (the “Registration Statement”), including the Proxy Statement/Prospectus of Paypal and eBay contained therein (the “Proxy Statement/Prospectus”); and

(ii) the representations contained in the letters of representation from eBay, dated August 28, 2002, and Paypal, dated August 27, 2002, will be true and complete at the Effective Time of the Merger.

                  Based upon and subject to the foregoing, and our consideration of such other matters of fact and law as we have considered necessary or appropriate, we hereby confirm our opinion as set forth under the heading “The Merger- Material Federal Income Tax Consequences” in the Proxy Statement/Prospectus, subject to the limitations set forth therein.

London	Los Angeles	New York	Washington, D.C.

KIRKLAND & ELLIS

PayPal, Inc.
August 28, 2002

                  This opinion is limited to the federal income tax laws of the United States and does not purport to discuss the consequences or effectiveness of the Merger under any other laws.

                  We hereby consent to the filing of this opinion as an exhibit to the Proxy Statement/Prospectus, and to the reference to us under the heading “The Merger- Material Federal Income Tax Consequences” in the Proxy Statement/Prospectus. By giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations thereunder.

Very truly yours,

/s/ Kirkland & Ellis

Kirkland & Ellis